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Exhibit 10.10

WASHINGTON MUTUAL, INC.

DEFERRED COMPENSATION PLAN

        The Deferred Compensation Plan for Directors and Certain Highly Compensated Employees was initially adopted by Washington Mutual Savings Bank on February 17, 1987, was amended and restated effective January 1, 1988 and was subsequently amended and restated effective January 1, 1993. Sponsorship of the Plan was transferred to Washington Mutual, Inc. in 1994 in connection with the corporate reorganization pursuant to which Washington Mutual Savings Bank was merged into Washington Mutual Bank and became a subsidiary of Washington Mutual, Inc. The Plan was amended and restated in its entirety by Washington Mutual, Inc., generally effective February 1, 1997 and was subsequently amended and restated effective January 1, 2000. The Plan was again amended and restated effective April 17, 2001.

        The Washington Mutual Deferred Compensation Plan for Certain Highly Compensated Employees, which was initially adopted effective February 17, 1987, was amended and restated effective January 1, 1997. Management has decided to merge the Deferred Compensation Plan for Certain Highly Compensated Employees with the Deferred Compensation Plan for Directors and Certain Highly Compensated Employees effective as of November 1, 2002 and was restated at that time. The Plan is hereby renamed the "Deferred Compensation Plan" and is amended and restated effective July 20, 2004 as follows:

1.
DEFINITIONS.

        1.1   "Account" means a separate bookkeeping account established for each Participant on the books of the Company that employs the applicable Participant for the purpose of recording amounts of Compensation deferred, Restricted Stock Awards surrendered or Discretionary Company Contributions made by or on behalf of such Participant, and income earned thereon, pursuant to the provisions of the Plan.

        1.2   "Annual Bonus" means an annual bonus paid under the Leadership Bonus Plan or any other plan hereafter adopted by the Company that provides annual bonuses for executives and management. It does not include commissions or other similar variable compensation, and does not include bonuses for services for less than the full calendar year.

        1.3   "Board" means the Board of Directors of The Company.

        1.4   "Code" means the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

        1.5   "Company" means Washington Mutual, Inc. ("The Company").

        1.6   "Compensation" means salary, Annual Bonus, quarterly or semiannual bonuses, commissions, variable compensation, payments from designated deferred bonus incentive plans and other direct cash compensation payable by an Employer to an Eligible Employee for services rendered, and Directors' fees payable by the Company to its Directors. The term "Compensation" shall not include reimbursement for expenses incurred by the Eligible Employee, or contributions to or benefits accrued under any Retirement Plan. In addition, the term "Compensation" does not include Restricted Stock Awards.

        1.7   "Discretionary Company Contributions" has the meaning set forth in Section 3.6.

        1.8   "Effective Date" means July 20, 2004, for purposes of this amendment and restatement.

        1.9   "Eligible Employee" has the meaning set forth in Section 2.

        1.10 "Employer" means Washington Mutual, Inc., or any direct or indirect subsidiary of Washington Mutual, Inc. With respect to any Participant or former Participant, the term "Employer" means the company by whom the Participant is currently employed, or was last employed in the case of a former Participant.

        1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.12 "Human Resources Committee" means the Directors' Human Resources Committee.

        1.13 "Nonqualified Stock Options" means those nonqualified stock options of the Company awarded to a Participant pursuant to any plan adopted by the Company that provides for stock option grants.

        1.14 "Participant" means any Eligible Employee who has elected to defer Compensation under the Plan.

        1.15 "Plan" means this plan for the deferral of Compensation, as it may be amended from time to time.

        1.16 "Plan Administration Committee" or "Committee" means such person or persons appointed under the provisions of Section 7 to administer and interpret the terms of the Plan.

        1.17 "Plan Year" means the 12-consecutive-month period commencing each January 1 and ending each December 31.

        1.18 "Pre-Existing Plan" means the Plan as in effect prior to the Effective Date.

        1.19 "Qualifying Gain" means the net whole shares accrued on behalf of a Participant upon his or her exercise of Nonqualified Stock Options using the stock-for-stock cashless payment method set forth in Section 3.1(c).

        1.20 "Qualifying Gain Account" means a separate bookkeeping account established for the Participant on the books of each Employer that employs such Participant for purposes of accounting for any Qualifying Gain deferred by such Participant, and phantom dividend equivalent units earned thereon, pursuant to the provisions of the Plan. Any Qualifying Gain that is deferred and held in this account shall be converted to phantom stock units equal to the Qualifying Gain. Any phantom dividend equivalent units credited to this account shall be converted to phantom stock units in accordance with Section 4.3(c).

        1.21 "Retirement Plan" means any defined benefit or defined contribution plan qualified under Section 401(a) of the Code, and which is sponsored by one or more Employers.

        1.22 "Restricted Stock Award" means an award of stock of The Company made to a Participant pursuant to any plan adopted by the Company that provides for awards of restricted stock.

        1.23 "WM DC Plan for HCE's" means the Washington Mutual Deferred Compensation Plan for Certain Highly Compensated Employees. Effective November 1, 2002, this plan is terminated.    A "Former Participant" means a participant in the Washington Mutual Deferred Compensation Plan for HCE's who first became eligible to participate in this Plan on November 1, 2003.

2.
ELIGIBILITY.

        2.1    Eligible Employees.    Eligible Employees include:

    (a)
    Each Director of the Company;

    (b)
    Each employee in salary levels 1-5; and

    (c)
    Each "highly compensated" employee of any Employer who is determined (whether individually or by class or category) by the Committee, in its discretion to be eligible to participate under the Plan. Effective April 1, 2005, only employees who are expected to have Compensation in excess of $200,000 will be eligible to participate for the Plan year.

        2.2    Inactive Participants.    When an Eligible Employee ceases to meet the eligibility criteria, he will be ineligible to make any deferrals under this Plan, and will become an "Inactive Participant." Inactive Participants will be allowed to change their beneficiary designations and make changes to the earning accrual method, but will otherwise not be treated as a Participant under this Plan. Balances in the accounts of Inactive Participants will be distributed based on previous elections with respect to those balances.

        2.3    Ineligible Employees.    The Committee reserves the right to designate certain employees (whether individually or by class) ineligible to participate under the Plan, in its absolute discretion.

        2.4    Errors.    If an employee is determined to be an Eligible Employee based on a mistake of fact, he will immediately become an Ineligible Employee and his account balance will be distributed to him as soon as administrative feasible.

3.
DEFERRAL ELECTION AND DISCRETIONARY COMPANY CONTRIBUTION.

        3.1    Election to Defer Compensation and Certain Gains.

          (a)    Compensation.    Any Eligible Employee may elect to defer the receipt of all or any portion of his or her Compensation for services to be rendered in the immediately following period, as defined by the Committee. The Committee may, in its discretion, establish separate elections for any component of Compensation, including but not limited to, Annual Bonus, other bonus, and distributions from deferred bonus or incentive plans.

          (b)    Restricted Stock.    Each Eligible Employee may elect to surrender all or a portion of any Restricted Stock Award, in whole shares, in exchange for a credit to such Eligible Employee's Account, determined as set forth in Section 4.2(c), provided that such election must be made at least six months before the date on which the restrictions with respect to the subject Restricted Stock Award lapse.

          (c)    Gain From Exercise of Nonqualified Stock Options.

            (i)    Each Eligible Employee may elect to defer all Qualifying Gain derived from a specific grant of Nonqualified Stock Options in exchange for a credit to such Eligible Employee's Qualifying Gain Account, in accordance with Section 4.2(d), if (i) an irrevocable deferral election is completed and signed by such Eligible Employee, (ii) such deferral election is delivered to and accepted by the Committee at least six months before the date on which such Eligible Employee elects to exercise Nonqualified Stock Options (the "Exercised Options"), (iii) such Eligible Employee pays, through an attestation acceptable to the Committee, the exercise price in shares of Company common stock that the Participant owns and has owned continuously for the six-month period ending on the date of exercise (the "Mature Shares"), and (iv) such Eligible Employee complies with all other rules the Committee may establish from time to time. A deferral of Qualifying Gain under this Section 3.1(c) shall be deemed to be (A) a tender of Mature Shares in exchange for an equivalent number of shares pursuant to the exercise of Nonqualified Stock Options and (B) a conversion of the Participant's right to receive any additional shares related to the Exercised Options into a right to receive deferred compensation pursuant to the Plan. A deferral election under this Section 3.1(c) shall expire at any time elected by a Participant therein and shall automatically be revoked upon a Participant's termination of employment or in the event of a change in control or at any other time determined by the Committee in its sole discretion.

            (ii)   The Plan governs the deferral of Qualifying Gain. The underlying Nonqualified Stock Options are governed by the stock option plan under which they were granted. No stock options or shares of The Company common stock are authorized to be issued under the Plan.

          (d)    Performance Shares.    Each Eligible Employee may elect to surrender all or a portion of any Performance Share Award, in whole shares, in exchange for a credit to such Eligible Employee's Account, determined as set forth in Section 4.2(f) provided that such election must be made at least six months before the date on which the award is paid out.

        3.2    Limitation on Elections.    Notwithstanding anything in this Section 3.1 to the contrary, any amount to be deferred under the Plan shall not reduce the current Compensation of the Participant below the total amount that is to be withheld from the Participant's Compensation pursuant to a requirement of law or pursuant to an elected optional payroll deduction. In addition, the Plan shall not be construed to determine or affect any Participant's entitlement to any bonus. Accordingly, in the event that a Participant elects to defer a percentage of any potential bonus that is not ultimately awarded, such election shall be null and void.

        3.3    Effect of Termination on Election.    Notwithstanding anything in this Section 3 to the contrary, upon termination of employment, a Participant is no longer eligible to participate in the Plan, and accordingly any previous elections to defer any amounts that relate to payments to be made after employment has terminated shall be null and void.

        3.4    Timing, Form and Manner of Election.    The Plan Administration Committee may, in its discretion, establish rules that govern the timing, form and manner of election, provided that the Plan Administration Committee may not change the requirement that elections pursuant to Section 3.1(b) and Section 3.1(c) be made at least six months in advance. The Plan Administration Committee may delegate its authority under this Section 3.3 to an individual or committee, at its discretion. Any rules established under this section shall be in writing and shall be communicated to Participants.

        3.5    Modification of Election.    With respect to elections to defer all Compensation other than Annual Bonuses and other bonuses, a Participant's election under Section 3.1 shall continue from calendar year to calendar year until the election is terminated or the election is modified. The Committee may establish rules governing the modification of an election, including the timing, form and manner of such modifications.

        3.6    Discretionary Company Contribution.    In its sole discretion, and for the purpose of attracting or retaining highly qualified employees, the Human Resources Committee may credit an Eligible Employee's account with a contribution known as a Discretionary Company Contribution. Any Discretionary Company Contribution made on behalf of an Eligible Employee pursuant to this Section 3.6 shall be credited to the Eligible Employee's Account as of a date determined by the Human Resources Committee and may be subject to such other terms and conditions, including provisions regarding vesting, that are set forth in an individual agreement between the Participant and the Committee setting forth such terms and conditions.

        3.7    Director Retainer.    The Governance Committee of the Board of Directors may, in its sole discretion, credit a Director's account with a Discretionary Company Contribution, and may attach special rules conditions that apply to such contributions. Except as otherwise specified by the Governance Committee, any such contributions shall be subject to the provisions of this Plan.

4.
ACCOUNTS.

        4.1    Separate Accounts.    The Committee shall establish a separate Account for each Participant, to which it will credit each amount required to be credited hereunder. The Account thus established shall be a bookkeeping Account, and shall not grant to any Participant any security interest or other prior right in any assets of the Company by reason of such credits.

        4.2    Timing of Credit.    Subject to Section 5.2(c), the Committee shall credit to each Participant's Account:

          (a)   as of the end of each pay cycle, that portion of such Participant's regular Compensation earned during the immediately preceding pay period for which a deferral election under Section 3.1 is in effect.

          (b)   with respect to each deferral election under Section 3.1 that defers any bonus, commission, variable compensation or other element of Compensation that is not regular monthly compensation, the amount of the deferral election as of the date the bonus, commission, variable compensation or other Compensation, if any, would be paid by the Company to the Participant absent an election to defer.

          (c)   with respect to any deferral election made by a Participant under Section 3.1(b) (relating to restricted stock), the amount of the value of the surrendered Restricted Stock Award as of the date the restrictions lapse1. The value of such Restricted Stock Award shall be the number of shares of Restricted Stock surrendered to the Company multiplied by the closing price of such shares of stock as of the date the restrictions on such stock otherwise would have lapsed pursuant to the terms of the Restricted Stock Award. For these purposes, the closing price shall be the closing price of the common stock of The Company on the New York Stock Exchange, or on such other national securities exchange or national securities association on which such stock is then traded.

          (d)   with respect to any deferral election made under Section 3.1(c) (relating to Qualifying Gain deferral), to the Participant's Qualifying Gain Account a number of phantom stock units equal to the value of deferred Qualifying Gain divided by the closing price of The Company common stock on the day preceding the effective date of the Qualifying Gain deferral. For these purposes, the closing price shall be the closing price of the common stock of the Company on the New York Stock Exchange, or on such other national securities exchange or national securities association on which such stock is then traded.

          (e)   with respect to any Discretionary Company Contribution made with respect to a Participant under Section 3.6, the Committee shall credit to the Participant the amount of each contribution as of the date specified by the Human Resources Committee.

          (f)    with respect to any deferral election made under Section 3.1(d) (relating to Performance Shares), the amount of the value of the surrendered Performance Share Award as of the date the Award is approved by the Human Resources Committee. The value of such Performance Shares Award shall be the value of the approved payout.

        4.3    Additional Credits.

          (a)   Each Participant's Account shall be credited with additional amounts pursuant to the "Interest Method" set forth in Section 4.3(b)(1), the "Stock Fund Method" set forth in Section 4.3(b)(2), or effective April 1, 2004, the "Index Fund Method" set forth in Section 4.3(b)(3). The method of crediting shall be elected by the Participant, the timing, manner and form of which shall be subject to rules established by the Plan Administration Committee, provided that amounts credited to a Participant's Qualifying Gain Account shall not be subject to such election. The Plan Administration Committee may also establish rules that limit or restrict such elections and may establish rules for modifying such elections from time to time. Portions of an Account for which there is no effective election shall be credited pursuant to Section 4.3(b)(1).

          (b)   (1) With respect to the portion of a Participant's Account credited pursuant to the Interest Method, the Committee shall credit to the Participant's Account interest on the balance of such Account subject to the Interest Method at the interest rate in effect the Plan Year, compounded on a daily basis. The applicable interest rate shall be determined as follows:

            As of December 1 of each year, commencing with the Effective Date, the Committee, in its sole discretion, will establish the applicable interest rate for the following Plan Year by reference to the interest rate that the Committee determines could be applicable as of such date to any unsecured junior debt offering by Washington Mutual Bank or by a comparable financial institution or public corporation. Such determination will be made by the Committee, which shall request an estimate of such debt offering interest rate from at least one nationally recognized investment banking firm. The interest rate so determined will be set forth in writing and kept with the Plan records.

            (2)   With respect to the portion of a Participant's Account credited pursuant to the Stock Fund Method, the Committee shall credit or debit such Account to reflect the rate of return that would have been earned on such portion of the Participant's Account as if such portion had been invested in whole or partial shares of the Company's common stock and received any dividends paid on such common stock.

            (3)   Effective April 1, 2004, with respect to the portion of a Participant's Account credited pursuant to the Index Fund Method, the Committee shall credit or debit such Account to reflect the rate of return that would have been earned on such portion of the Participant's Account as if such portion had been invested in the funds selected by the Participant from the funds listed in Appendix A, as amended from time to time.

          (c)   Each Participant's Qualifying Gain Account shall be credited with phantom dividend equivalent units equal to the product of the dividend paid on a share of The Company common stock multiplied by the number of phantom stock units held in the Participant's Qualifying Gain Account on the record date for the cash dividend. Phantom dividend equivalent units credited to each Participant's Qualifying Gain Account shall be used to "purchase" additional phantom stock units for such Account at a price equal to the closing price of the the Company common stock on the date such phantom dividend equivalent units are so credited. No fractional phantom stock units shall be credited based on this "purchase."

          (d)   Notwithstanding any provisions in this Section 4.3 to the contrary, effective November 1, 2002, upon termination of employment, a Participant shall receive additional credits exclusively under Section 4.3(b)(1) (the "Interest Method") regardless of any election made by the Participant.

5.
PAYMENT OF ACCOUNT BALANCE.

        5.1    Payment Method.    The Company shall pay the Participant's Account balance under the Plan to such Participant in accordance with the payment option designated by the Participant pursuant to Section 5.3. In the event of the death of the Participant prior to payment of the entire Account balance, payment shall be made to such Participant's beneficiary or beneficiaries designated under Section 6 in accordance with the payment method designated by the Participant pursuant to this Section 5, or in accordance with any accelerated method (including lump sum) as the Plan Administration Committee shall determine in its sole discretion.

        5.2    Withholding and Offset.    Any payment or other distribution of benefits under the Plan may be reduced or offset by:

          (a)   Any amount required to be withheld by the Company under any applicable law, rule, regulation, order or other requirement, now or hereafter in effect, of any governmental authority.

          (b)   Any outstanding debt, obligation or other liability representing an amount owing to the Company.

          (c)   Any tax withholding required with respect to Compensation deferred hereunder, a deferral credit with respect to surrendered restricted stock or a Discretionary Company Contribution, if and only if nondeferred Compensation is insufficient for such required withholding.

        5.3    Election of Payment Options.    At the time of making an election under Section 3.1 or within the prescribed election period after receiving a credit for a Discretionary Company Contribution under Section 3.6 or a Director Retainer under Section 3.7, the Participant shall specify the payment method and timing in accordance with the following provisions:

          (a)    Payment Methods.    Participant may elect either:

            (i)    Payment of the entire Account balance attributable to such deferral or credit in a single lump sum payment. If a Participant fails to make a payment method election, any balances attributable to those amount shall be paid out as a single lump sum. In addition, if at the date selected by the Participant for commencement of payment, a Participant's account balance is less than $100,000, the entire balance will be distributed to the Participant in a lump sum regardless of any election made by the Participant.

            (ii)   Payment of the Account balance attributable to such deferral or credit in quarterly installments over a period of up to 10 years, with each installment to be an amount equal to the Account balance as of the date of payment divided by the number of installments remaining to be paid, including the current installment. This section shall not apply to Participants whose Account balance does not exceed $100,000 as of the date on which installments would otherwise begin, and such balances shall be paid in accordance with Section 5.3(a)(i) notwithstanding any election to the contrary. Only the Participant's Account balance when payments commence shall be used to determine installment payments.

          (b)    Payment Commencement.    Payments will commence at the time elected by the Participant at the time of making a deferral election under Section 3.1 or within a prescribed time after being credited with a Discretionary Company Contribution under Section 3.6 or a Director Retainer under Section 3.7. Such election shall be irrevocable. The Committee, in its discretion, may establish rules governing commencement of payment elections, including but not limited to rules that restrict the number of dates a Participant may choose, whether different dates may be selected for different deferrals or contributions, the extent to which different dates will be accepted, and whether events may be elected or specific dates are required. The payment commencement date may not be modified. If no election is made, the default commencement date is the date of the Participant terminates his employment.

          (c)   Payment options elected under Section 5.3(a) may be modified, subject to rules the Plan Administration Committee may, in its discretion, establish, provided that in no case will a Participant be permitted to modify a payment option election less than six months prior to the payment commencement date.

          (d)   All payments from a Participant's Account shall be in cash. All payments from a Participant's Qualifying Gain Account shall be in the form of whole shares of the Company common stock equal to the number of phantom stock units held in such Account, rounded down to the nearest whole unit, such shares to be paid from a plan that provides for awards of shares of Company common stock.

        5.4    Payment for Unforeseeable Emergency.    A Participant shall not be entitled to withdraw any portion of the balance of his or her Account except that, in cases of an unforeseeable emergency, the Plan Administration Committee may authorize, on a uniform and nondiscriminatory basis and taking into account other resources reasonably available to the Participant, payment of so much of the Participant's Account as is required to meet the need created by the emergency.

          (a)   For the purposes hereof, an "unforeseeable emergency" exists if the distribution is for one of the following:

            (i)    Expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, his spouse, or his dependents (as defined in Code Section 152) or necessary for these persons to obtain medical care described in Section 213(d); or

            (ii)   Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence.

            (iii)  Any immediate and heavy financial needs as deemed by IRS.

          (b)   In addition to the foregoing, to be eligible for distribution under this Section 5.4, a Participant:

            (i)    may only receive an amount necessary to provide for the immediate and heavy financial need under Section 5.4(a); and

            (ii)   must have exhausted all other financial resources available to the Participant under any of the Company's benefit plans, including but not limited to loans and hardship distributions from the WaMu Savings Plan and sale of shares of Company stock received through one of the Company's equity plans (or exercise of options received under those plans).

          (c)   A Participant will be deemed to have met the requirements of Section 5.4(a) if the plan administrator for the WaMu Savings Plan has determined that the Participant is eligible for a hardship withdrawal under the WaMu Savings Plan, provided that the reason for the distribution is one of the three reasons set forth in Section 5.4(a). If the Participant is not a participant in the WaMu Savings Plan, the Committee will determine whether or not the Participant is eligible for a distribution under this Section.

          (d)   Any Participant who receives a payment under this Section 5.4 shall be ineligible to defer any amounts under Section 3 for a period of six months, and any election, whenever made to defer any such amounts shall be null and void.

        5.5    Limitation on Liability.    The Company's maximum liability to make payments hereunder is limited to the amount of the Participant's Account (including the interest thereon pursuant to Section 4.3).

        5.6    Upon Death of Participant.    Upon the death of a Participant, his entire balance will be paid to his Beneficiary, as determined under Section 6, in a lump sum as soon as administratively feasible, provided that the balance in his Accounts immediately after his death is less than $100,000. If his balance immediately after his death is $100,000 or more, the balance will be paid in three annual installments.

6.
BENEFICIARY DESIGNATION.

        6.1    Designation of Beneficiary.    A Participant may designate a person or persons as the Participant's beneficiary or beneficiaries (both primary as well as secondary) to whom payment under the Plan shall be made in the event of the Participant's death prior to complete distribution of such Participant's Account balance under the Plan. The Plan Administration Committee, in its discretion, may establish rules governing the timing, manner and form of beneficiary designations. If one or more designated beneficiaries survives the Participant, payment will be made in accordance with the beneficiary designation on file. If all of the designated beneficiaries fail to survive the Participant, payment will be made in accordance with Section 6.3.

        6.2    Filing New Designation.    The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed.

        6.3    Failure to Designate.    If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant then, the Committee shall direct the distribution of such benefits to the Participant's estate. The Plan Administration Committee may, in its discretion direct payment to another individual or entity if there is no estate or under other circumstances that would make payment to the estate impossible, impractical or costly.

        6.4    Death of Beneficiary.    At the death of the beneficiary who is entitled to receive payments hereunder, the balance (if any) then remaining in the Participant's Account shall be paid in a lump sum to the beneficiary's estate. Such payment shall completely discharge the Company's obligations under the Plan.

        6.5    Change of Beneficiary.    Notwithstanding any other provision of the Plan, any beneficiary designation may be changed by a Participant at any time by the written filing of such change on a form prescribed by the Committee.

        6.6    Beneficiary Designations Under Other Plan Recognized.    Any beneficiary designation properly executed under the terms of the WM DC Plan for HCEs shall be given full force and effect under this Plan.

7.
ADMINISTRATION OF THE PLAN.

        7.1    Appointment.    The Plan Administration Committee has been appointed by the Company to administer the Plan and serves in such capacity at the pleasure of the Board.. The Board may remove the Committee or appoint a successor committee at any time. If the Plan Administration Committee ceases to exist or is removed without the appointment of a replacement committee, the Company shall function as the Committee.

        7.2    Term.    Each member of the Committee shall serve until his or her successor is appointed. Any member of the Committee may be removed by the Company, with or without cause, which shall have the power to fill any vacancy which may occur. A member may resign upon written notice to the Company.

        7.3    Compensation.    The members of the Committee shall serve without compensation for services as such, but the Company shall pay all expenses of the members of the Committee.

        7.4    Powers of Plan Administration Committee.    The Committee shall have full and absolute discretion in the exercise of its powers hereunder. All exercises of power by the Committee hereunder shall be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. In addition to the power otherwise enumerated herein, the Committee shall have the following specific authority:

          (a)   To direct the administration of the Plan in accordance with the provisions herein set forth;

          (b)   To adopt rules of procedure and regulations necessary for the administration of the Plan that are not inconsistent with the terms of the Plan;

          (c)   To interpret and construe the provisions of the Plan and determine all questions with respect to rights of Employees, Participants, and Beneficiaries under the Plan, including but not limited to rights of eligibility of an Employee to participate in the Plan, the value of a Participant's Accounts, and the nonforfeitable percentage of each Participant's Accounts;

          (d)   To interpret and enforce the terms of the Plan and the rules and regulations it adopts;

          (e)   To review and render decisions with respect to a claim for, (or denial of a claim for) a benefit under the Plan;

          (f)    To furnish the Employer with information that the Employer may require for tax or other purposes;

          (g)   To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

          (h)   To prescribe procedures to be followed by Participants in obtaining benefits

          (i)    To receive from the Employer and from Employees such information as shall be necessary for the proper administration of the Plan;

          (j)    To maintain, or cause to be maintained, separate Accounts in the name of each Participant;

          (k)   To select a secretary, who need not be a member of the Committee: and

          (l)    To interpret and construe the Plan; and

          (m)  To amend the Plan, but only for the following purposes:

            (i)    changes in the laws or regulations related to this Plan;

            (ii)   to clarify any provisions in the Plan or correct any errors in the document;

            (iii)  to simplify administration or for administrative convenience; and

            (iv)  for any other reason, provided that no such amendment shall materially increase the Company's liability or potential liability under this Plan.

        7.5    Manner of Action.    The decision of a majority of the members of the Plan Administration Committee appointed and qualified shall control. In case of a vacancy in the membership of the Committee, the remaining members may exercise any and all of the powers, authorities, duties, and discretion conferred upon the Committee. The Committee may, but need not, call or hold formal meetings. Any decision made or action taken pursuant to written approval of a majority of the then members shall be sufficient. The Committee shall maintain adequate records of its decisions.

        7.6    Authorized Representative.    The Committee may authorize any one of its members, or its secretary, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters, or other documents.

        7.7    Interested Member.    No member of the Committee may decide or determine any matter concerning the distribution, nature, or method of settlement of his own benefits under the Plan unless there is only one person acting alone in the capacity as the Committee.

        7.8    Indemnity.    The Company shall indemnify and save harmless the Committee, and its members, and each of them, from and against any and all loss resulting from liability to which the Committee, or its members, may be subjected by reason of any act, conduct, or inaction (except willful or reckless misconduct), in their official capacities in the administration of the Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.

8.
CLAIMS PROCEDURE.

        8.1    Claims Procedure.    The Plan Administrator is responsible for evaluating all claims for reimbursement under the Plan. The Plan Administrator will decide the claim within a reasonable time not longer than ninety (90) days after it is received. This time period may be extended for an additional ninety (90) days for matters beyond the control of the Plan Administrator, including cases where a claim is incomplete. The Participant will receive written notice of any extension, including the reasons for the extension and information on the date by which a decision by the Administrator is expected to be made.

        8.2    Benefit Denial.    If the Plan Administrator denies a Participant's claim, in whole or in part, the Participant will be furnished with a written notice of adverse benefit determination setting forth:

          a)    The specific reasons or reasons for the denial;

          b)    Reference to the specific Plan provision or provisions on which the denial is based;

          c)     A description of any additional material or information necessary for the Participant to complete the claim and an explanation of why such material or information is necessary; and

          d)    Appropriate information as to the steps to be taken if the Participant wishes to appeal the Plan Administrator's determination, including the right to submit written comments and have them considered, the right to review (on request and at no charge) relevant documents and other information, and the right to file suit under ERISA with respect to any adverse determination after appeal of the claim.

        For purposes of this Section 8, a "claim" means a written request for Plan benefits filed with the Plan Administrator. A mere inquiry or request for information shall not constitute a claim.

        8.3    Appealing Denied Claims.    If a Participant's claim is denied in whole or in part, the Participant may appeal to the Plan Administrator for a review of the denied claim. The appeal must be made in writing within sixty (60) days of the Plan administrator's initial notice of adverse benefit determination, or a Participant will lose the right to appeal the denial. Failure to make a timely appeal will result in forfeiture of the right to file suit in court, as a Participant will have failed to exhaust internal administrative appeal rights, which is generally a prerequisite to bringing suit.

        The written appeal should state the reasons that the Participant believes the claim should not have been denied and should cite specific provisions of the Plan that support that claim. It should include any additional facts and/or documents that support the claim. The Participant may also ask additional questions and make written comments, and may review (on request and at no charge) documents and other information relevant to the appeal. The Plan Administrator will review all written comment submitted with the appeal.

        8.4    Review Procedure.    The Plan Administrator will review and decide the appeal within a reasonable time not longer than sixty (60) days after it is submitted and will notify a Participant of its decision in writing. The individual who decides the appeal will not be the same individual who decided the initial claim denial and will not be that individual's subordinate. If the decision on appeal affirms the initial denial of the claim, the Participant will be furnished with a notice of adverse benefit determination on review setting forth:

          a)    The specific reason(s) for the denial;

          b)    The specific Plan provision(s) on which the decision is based;

          c)     A statement of the right to review (on request and at no charge) relevant documents and other information;

          d)    If the Plan Administrator relied on an "internal rule, guideline, protocol, or other similar criterion" in making the decision, a description of the specific rule, guideline, protocol, or other similar criterion or a statement that such a rule, guideline, protocol, or other similar criterion was relied on and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to you upon request"; and

          e)    A settlement of your right to bring suit under ERISA § 502(a).

9.
AMENDMENT AND TERMINATION OF PLAN.

        9.1    Amendment.    The Human Resources Committee may at any time amend the Plan, provided that no amendment shall deny or reduce any amounts previously credited to any Participant's Account. The Plan Administration Committee may amend the Plan for the limited purposes set forth in Section 7.4(m).

        9.2    Termination.

          (a)   The Human Resources Committee may at any time terminate the Plan, if in its judgment the continuance of the Plan, or the tax, accounting or other effects thereof, would not be in the best interest of the Company.

          (b)   Upon any termination of the Plan under this Section 9.2, the Participant will be deemed to have withdrawn from the Plan as of the date of such termination, the remaining deferred Compensation for the balance of the calendar year shall prospectively cease to be deferred for such calendar year, and the Company will pay to the Participant the balance in the Participant's Account at such times and pursuant to such terms and conditions as the Human Resources Committee in its sole discretion shall determine.

10.
MISCELLANEOUS.

        10.1    Unsecured General Creditor; Unfunded Plan.    A Participant and such Participant's beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of a Participant, or such Participant's beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the obligations of the Company under the Plan. Any and all assets of the Company shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation hereunder shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. It is the intention of the parties hereto that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

        10.2    Plan Administrator.    With respect to ERISA, the Human Resources Committee shall be the plan administrator and named fiduciary as to the Plan and the corporate secretary of the Company shall be the agent for purposes of receiving legal process.

        10.3    No Right to Employment.    The Plan shall not confer upon any person the right to be retained in the employ of the Company, interfere with the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan or otherwise be interpreted or construed as creating or modifying any employment or other contract between the Company and any person.

        10.4    Alienation.    No right, interest or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, security interest, encumbrance, charge, execution, attachment, garnishment or legal process by the creditors of the Participant or the Participant's beneficiary, and any attempt to do so shall be void, provided that the Plan Administration Committee may, in its discretion, adopt rules governing distributions to former spouses pursuant to court order in the case of dissolution.

        10.5    Information.    Participants and their beneficiaries under the Plan shall provide such authorizations, elections, designations and other information as the Committee shall deem necessary for the proper administration of the Plan. All such authorizations, elections, designations and other information shall be in form approved by the Committee. The Committee shall not be obligated to determine the accuracy or authenticity of any information provided by any Participant or beneficiary under the Plan and any payment or other distribution of benefits based thereon shall be binding on such person, or on anyone claiming by, through or under such person, and shall completely discharge any liability under the Plan to the extent of any payment made.

        10.6    Headings.    Headings of sections and paragraphs of the Plan are inserted for convenience of reference only and shall not constitute a part of the Plan.

        10.7    Applicable Law.    The Plan shall be interpreted, construed and enforced in accordance with the laws of the State of Washington, except insofar as state law has been preempted by ERISA.

        10.8    Validity.    In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the remainder of the Plan.

        10.9    Terminology.    Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

        IN WITNESS WHEREOF, the Company has caused the Plan to be executed on this      day of           , 2004, but to be effective as of the Effective Date.

WASHINGTON MUTUAL, INC.

By:
Its:

Appendix A
Index Fund Method Choices

Effective April 1, 2004, the following funds shall be available for selection by Participants under the Index Fund Method in Section 4.3(b)(3).

  •
  Vanguard Institutional Index Fund (ticker symbol VIIIX)

  •
  Vanguard Small-Cap Index Fund (ticker symbol VSCIX)

  •
  Vanguard Developed Markets Index Fund (ticker symbol VDMIX)

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  Exhibit 10.10
WASHINGTON MUTUAL, INC. DEFERRED COMPENSATION PLAN